Exhibit 5.1

April 16, 2020

eWellness Healthcare Corporation

333 Las Olas Way, Suite 100

Ft. Lauderdale, FL 33301

Re:	Registration Statement on Form S-1
Registration No. 333-236274

Ladies and Gentlemen:

We have acted as counsel to eWellness Healthcare Corporation, a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1, File No. 333-236274 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 5, 2020, pursuant to the Securities Act of 1933, as amended (the “Act”). Amendment No. 1 to the Registration Statement filed with the Commission under the Act on February 6, 2020, Amendment No. 2 to the Registration Statement filed with the Commission under the Act on March 30, 2020, Amendment No. 3 filed with the Commission on April 9, 2020, and Amendment No. 4 filed with the Commission on April 16, 2020.

The Registration Statement relates to the registration for the sale by the Company of a total of 2,000,000 units (the “Units”) at an offering price of $25.00 per unit (the “Offering”). Each Unit consists of: (i) one share of newly authorized 13% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred”); and (ii) five (5) warrants (the “Warrants”) each exercisable to purchase one (1) share of common stock, par value $0.001 per share, at an exercise price of $3.00, adjusted for the reverse split on a 1:50 basis. Each Warrant offered hereby as part of the Units is immediately exercisable on the date of issuance and will expire five (5) years from the date of issuance. The Offering is being conducted by the Company on a self-underwritten, best-efforts basis, utilizing the services of one or more placement agents, which means the Company’s management and placement agent(s), if any, will attempt to sell the Units being offered hereby on behalf of the Company. There is no underwriter for the Offering.

In connection with the opinion expressed herein, we have examined the Company’s: (i) registration statement on Form S-1 to which this Exhibit 5.1 is attached, and the Prospectus; (ii) the Company’s articles of incorporation and bylaws, each as amended to date (collectively, the “Governing Documents”); and (iii) such agreements (including the Placement Agent Agreement), instruments, corporate records (including resolutions of the board of directors and any committee thereof) and other documents, or forms thereof, as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that: (i) if and when all Corporate Proceedings (which term is defined for the purposes of this opinion as the Company having taken or will take all corporate actions required in connection with the authorization, offering, issuance and sale of any Securities, including, without limitation, the Units, Series B Preferred or other securities of the Company underlying, or issued or sold pursuant to or upon conversion, exchange or exercise of, any Units, Warrants or other agreement or arrangement (the “Securities”), all Securities have been or will be offered, issued and sold in compliance with all applicable laws, the Governing Documents in effect at all relevant times, and any and all certificates evidencing Units, Series B Preferred and Warrants are or will be properly signed, registered and delivered, as necessary, in accordance with all applicable laws, the Governing Documents and the relevant Securities and will be duly authorized, validly issued, fully [aid and non-assessable. In addition, if and when all Corporate Proceedings have been taken and completed in respect of any offering, issuance or sale of the Units, including the Series B Preferred and Warrants (collectively, the “Securities”), such Securities will be duly authorized.

Furthermore, we are of the opinion that: (i) the Units and Warrants, when issued, constitute valid and legal obligations of the Company, enforceable against the Company according to their respective terms; (ii) the Warrants are contractual obligations of the Company issued pursuant to the Warrant Agreement filed as Exhibit 10.32 to the Registration Statement on March 30, 2020, and the Warrants, when issued and sold as contemplated in the Registration Statement and in accordance with the Warrant Agreement and a duly authorized, executed and delivered purchase will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the shares of Common Stock underlying the Warrants, upon the exercise of the Warrants validly and legally issued by the Company, enforceable against the Company.

The opinions expressed herein are limited solely to the Nevada Revised Statutes of the State of Nevada, and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Lawrence R. Lonergan, Esq.
Lawrence R. Lonergan, Esq.